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                                                                    Draft 5/6/96
                                                                    ------------
                            [THERMOTREX LETTERHEAD]

                                                                  May ____, 1996

Dear Shareholder:

  ThermoTrex is pleased to offer you the opportunity to participate in the initial public offering of its majority-owned subsidiary, Trex Medical Corporation, a worldwide leader in the design, manufacture and marketing of mammography equipment and minimally invasive stereotactic needle biopsy systems used for the detection of breast cancer, as well as a leading designer and manufacturer of general radiography (X-Ray) equipment.

  Trex Medical is distributing to its shareholders subscription rights (the "Rights") to purchase shares of Trex Medical Common Stock for a price of $16.00 per share (the "Subscription Price"), subject to the refund of the amount, if any, by which $16.00 exceeds the initial public offering price of the Underwritten Public Offering (as defined below). The Rights are generally non-transferable, except that ThermoTrex may distribute the Rights it receives to its shareholders. ThermoTrex will not exercise the Rights it receives from Trex Medical, but is instead distributing the rights to its shareholders in order to provide them with an opportunity to participate directly the initial public offering of Trex Medical.

  Concurrently with this Rights Offering, Trex Medical is proceeding with an underwritten public offering (the "Underwritten Public Offering") of 2,400,000 shares of its Common Stock. The closing of this Rights Offering is conditioned upon the closing of the Underwritten Public Offering. In addition, if the initial public offering price of the Underwritten Public Offering is more than $16.00 per share, this rights offering will be terminated and all amounts tendered by subscribers will be refunded.

Summary of Terms of the Rights Offering

  The basic terms of the Rights Offering are as follows:

 .     Each Trex Medical shareholder will receive 0.10 Rights for each share of
      ThermoTrex Common Stock held on the Record Date (one Right for every 10 shares of Trex Medical Common Stock held).

 .     One whole Right is exercisable for one share of Trex Medical Common Stock at a price of $16.00 per share subject to the refund of the amount, if any, by which $16.00 exceeds the initial public offering price of the Underwritten Public Offering.

 .     This Rights Offering is conditioned upon the closing of the Underwritten
      Public Offering.

 .     This Rights Offering will be terminated and all amounts tendered by subscribers will be refunded, if the initial public offering price of the Underwritten Public Offering is more than $16.00 per share.

 .     Rights are exercisable from May ___, 1996 to June ___, 1996.

 .     There is no oversubscription privilege.

 .     The rights are not transferable except that ThermoTrex may distribute the rights that it receives to its shareholders.

 .     THE RIGHTS MAY NOT BE EXERCISED AFTER 5:00 P.M., EASTERN TIME, ON
      JUNE ___, 1996.

A more detailed description of the Rights Offering is contained in the enclosed Prospectus.
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Enclosures

  You will find enclosed a Prospectus describing the Rights Offering and, if your shares of ThermoTrex Common Stock are held in your name and you are located in the United States, a Subscription Certificate representing Rights to purchase Trex Medical Common Stock as well as related instructions. If you are located anywhere outside the United States (except the United Kingdom), you will find instead an International Holder Subscription Form and related instructions. You should carefully review the Prospectus and, if applicable, the other enclosed materials.

Exercise of Rights

  If your shares of ThermoTrex Common Stock are held in your name and you are located in the United States, you should follow the enclosed instructions as to the exercise of the Rights represented by the enclosed Subscription Certificate. If you are located outside the United States (except the United Kingdom), you should follow the enclosed instructions as to the completion of the International Holder Subscription Form. If your shares of ThermoTrex Common Stock are held in your name and you are located in the United Kingdom, you should contact NatWest Securities Limited at the international address indicated below if you are interested in participating in the Rights Offering. If your shares of ThermoTrex Common Stock are held in the name of a nominee such as a broker, you should contact the nominee and provide instructions as to the exercise of your Rights.

Additional Information

  You may obtain additional information concerning the Rights Offering from the following sources:

United States                                    International

NatWest Securities Limited                       NatWest Securities Limited
175 Water Street                                 135 Bishopsgate
New York, New York  10038                        2nd Floor
telephone: (212) 602-5617                        London, England EC2M 3UR
telecopier: (212) 602-5720                       Attention: Mr. Melvyn Rowe
Attention: Ms. Tierney Bartell                   telephone: 011-44-71-375-8726
                                                 telecopier: 011-44-71-375-6580

  Information is also available from the subscription agent:

                            American Stock Transfer & Trust Company
                            40 Wall Street
                            New York, New  York 10005
                            telephone;  (718) 921-8200
                            telecopier:  (718) 234-5001

  ThermoTrex is pleased to provide you with this opportunity to participate in its initial public offering. We thank you for your support and look forward to our continuing relationship.

                                            Very truly yours,


                                            Gary Weinstein
                                            Chairman and Chief Executive Officer